Exhibit 2.1

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this 10th day of April, 2009, by and among, SPARKING EVENTS, INC., a publicly-owned Nevada corporation (“SPI”), ADAM GORDOY BORGES DOS SANTO, an individual (the “Shareholder”), APLUS INTERNATIONAL, LTD, a Nevada limited liability company (“APlus”) and the Shareholders of APlus on the signature page hereof (the “APlus Holders”).  (SPI, APlus, and the APlus Holders are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”)

W I T N E S S E T H

WHEREAS, SPI is a publicly-owned Nevada corporation with 9,465,000 shares of common stock, par value $0.001 per share, issued and outstanding (the “SPI Common Stock”) and is quoted on the Over the Counter Bulletin Board under the symbol “SPEV”.

WHEREAS, APlus is a Nevada limited liability company, the shares of which (the “APlus Interests”), are owned as of the date hereof by all the APlus Holders on the signature page hereto.

WHEREAS, the Parties desire that SPI acquire all of the APlus Interests from the APlus Holders solely in exchange for an aggregate of 5,333,333 newly issued shares of SPI Common Stock (the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the APlus Holders on a pro rata basis, in proportion to the ratio that the number of shares of APlus Interests held by such APlus Holder bears to the pro rata portion of APlus Interests held by all the APlus Holders as of the date of the Closing as set forth on Schedule I.

WHEREAS, following the Closing, APlus will become a wholly-owned subsidiary of SPI and the Exchange Shares will represent approximately eighty-eight percent (88%) of the total outstanding shares of Common Stock of SPI on a fully-diluted basis.

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.1        The Exchange.  At the Closing (as hereinafter defined), all of the APlus Interests issued and outstanding immediately prior to the Closing Date shall be exchanged for Five Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (5,333,333) shares of SPI Common Stock. From and after the Closing Date, the APlus Holders shall no longer own any membership interests of APlus Interests, and the former APlus Interests  shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2        No Dilution.  Except as set forth herein, SPI shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the SPI Common Stock between the date of this Agreement and the Effective Time.

1.3        Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement providing the closing conditions set forth in Articles V and VI have been satisfied or waived (the “Closing Date”).

1.4        Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by APlus.

1.5        Standstill.

(a)           Until the earlier of the Closing or June 1, 2009 (the “No Shop Period”), neither APlus nor the APlus Holders will (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of APlus to or with any other entity or person, except as contemplated by the Transaction, other than sales of goods and services by APlus in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than SPI, and its authorized agents and representatives) any nonpublic information concerning APlus r its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of APlus.  If either APlus or any of the APlus Holders shall receive any unsolicited communication or offer, APlus or the APlus Holders, as applicable, shall immediately notify SPI of the receipt of such communication or offer.

(b)           During the No-Shop Period, SPI will not (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of SPI to or with any other entity or person, except as contemplated herein, other than sales of goods and services by SPI in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than APlus, and its authorized agents and representatives) any nonpublic information concerning SPI or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of SPI.  If either SPI or any of SPI’s stockholders shall receive any unsolicited communication or offer, SPI or such SPI stockholder, as applicable, shall immediately notify APlus of the receipt of such communication or offer.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF APLUS

As an inducement to, and to obtain the reliance of SPI, APlus represents and warrants as follows:

2.1        Organization.  APlus is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada.  APlus has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of APlus’s organizational documents.  APlus has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. APlus has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Organization, and otherwise to consummate the transactions herein contemplated.

2.2        Capitalization.  All issued and outstanding membership interests of APlus are legally issued, fully paid, and non-assessable and were not issued in violation of the pre-emptive or other rights of any person.  APlus has no outstanding options, warrants, or other convertible securities.

2.3        Financial Statements.  Except as set forth herein or in the APlus Schedules:

(a)           APlus has filed all local income tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

(b)           APlus has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which APlus may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)           No deficiency for any taxes has been proposed, asserted or assessed against APlus.  There has been no tax audit, nor has there been any notice to APlus by any taxing authority regarding any such tax audit, or, to the knowledge of APlus, is any such tax audit threatened with regard to any taxes or APlus tax returns.  APlus does not expect the assessment of any additional taxes of APlus for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of APlus.

(d)           APlus shall have provided to SPI the audited balance sheet of APlus as of, and the audited statements of income, stockholders’ equity and cash flows of APlus for the years ended December 31, 2007 and 2008, and the unaudited balance sheet of APlus as of, and the audited statements of income, stockholders’ equity and cash flows of APlus for the three months ended March 31, 2007 and 2008 (collectively “APlus Financial Statements”).  The APlus Financial Statements have been prepared from the books and records of APlus in accordance with U.S. Generally Accepted Accounting Principals.  Except as set forth in the APlus Schedules (as that term is defined herein), APlus does not have any liabilities

(e)           The books and records, financial and otherwise, of APlus are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4        Information.  The information concerning APlus set forth in this Agreement and the APlus Schedules (as that term is defined herein) are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.5        Common Stock Equivalents.  There are no existing options, warrants, calls, commitments of any character or other common stock equivalents relating to the authorized and unissued APlus Interests.

2.6        Absence of Certain Changes or Events.  Except as set forth in this Agreement or the APlus Schedules:

(a)           except in the normal course of business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of APlus; or (ii) any damage, destruction, or loss to APlus (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of APlus;

(b)           APlus has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business, ; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent APlus consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of APlus; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7        Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of APlus, threatened by or against APlus, or affecting APlus, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8        No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which APlus is a party or to which any of its properties or operations are subject.

2.9        Contracts.  APlus has provided, or will provide SPI, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which APlus is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10      Compliance With Laws and Regulations.  APlus has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of APlus.

2.11      Approval of Agreement.  The board of directors of APlus (the “APlus Board”) and the APlus Holders have authorized the execution and delivery of this Agreement by APlus and have approved the transactions contemplated hereby.

2.12      APlus Schedules.  APlus will deliver, as soon as practicable, the following schedules, which are collectively referred to as the “APlus Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer of APlus as complete, true and correct:

(a)           a schedule containing complete and correct copies of the organizational documents, as amended, of APlus in effect as of the date of this Agreement; and

(b)           a schedule as requested by SPI, containing true and correct copies of all material contracts, agreements, or other instruments to which Aplus is a party or by which it or its properties are bound, specifically including all contracts, agreements, or arrangements referred to in Section 2.9.

2.13      Title and Related Matters.  APlus has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the APlus balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described in the APlus Schedules.

2.14      Governmental Authorizations.  APlus has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by APlus of this Agreement and the consummation by APlus of the transactions contemplated hereby.

2.15      Continuity of Business Enterprises.  APlus has no commitment or present intention to liquidate APlus or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.16       Ownership of APlus Membership Interests.  The APlus Holders are the legal and beneficial owners of 100% of the APlus Interests as set forth on Schedule I, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the APlus Holders have full right, power, and authority to transfer, assign, convey, and deliver their respective APlus Interests; and delivery of such common stock at the Closing will convey to SPI good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such shares being held by SPI.

2.17      Brokers. Except as disclosed in the APlus Schedules, APlus has not entered into any contract with any person, firm or other entity that would obligate APlus or SPI to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.18      Subsidiaries and Predecessor Corporations.  APlus does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or entity.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SPI

As an inducement to, and to obtain the reliance of APlus, SPI represents and warrants as follows:

3.1        Organization.  SPI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the SPI Schedules (as hereinafter defined) are complete and correct copies of the Articles of Incorporation and bylaws of SPI, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of SPI’s Articles of Incorporation or bylaws. SPI has taken all action required by law, its Certificate of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and SPI has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2        Capitalization.  SPI’s authorized capitalization consists of 75,000,000 shares of Common Stock, of which no more than 9,465,000 shares will be issued and outstanding at Closing, and no shares of preferred stock, authorized.  All presently issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.  The Exchange Shares will be legally issued, fully paid and non-assessable and shall not be issued in violation of the pre-emptive or other rights of any other person.

3.3        Financial Statements.  Except as described herein or in the SPI Schedules:

(a)           SPI has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which SPI may be liable in its own right, or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(b)           SPI has filed all federal, state, or local income tax returns required to be filed by it from inception.

(c)           The books and records, financial and otherwise, of SPI are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(d)           No deficiency for any taxes has been proposed, asserted or assessed against SPI.  There has been no tax audit, nor has there been any notice to SPI by any taxing authority regarding any such tax audit, or, to the knowledge of SPI, is any such tax audit threatened with regard to any taxes or SPI tax returns.  SPI does not expect the assessment of any additional taxes of SPI for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of SPI.

(e)           SPI has good and marketable title to its assets and, except as set forth in the SPI Schedules, has no material contingent liabilities, direct or indirect, matured or unmatured.

3.4        Information.  The information concerning SPI set forth in this Agreement and the SPI Schedules are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.5        Common Stock Equivalents.  Except as set forth herein, there are no existing options, warrants, calls, commitments of any character or other common stock equivalents relating to authorized and unissued stock of SPI.

3.6        Absence of Certain Changes or Events.  Except as described herein or in the SPI Schedules:

(a)           There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of SPI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of SPI;

(b)           SPI has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of SPI; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c)           SPI has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent SPI balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $50,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of SPI; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d)           SPI has no assets, liabilities or accounts payable of any kind or nature, actual or contingent, in excess of $50,000 in the aggregate as of the Closing Date; and

(e)           To the best knowledge of SPI, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of SPI.

3.7        Title and Related Matters.  SPI has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the SPI balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)           statutory liens or claims not yet delinquent;

(b)           such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c)           as described in the SPI Schedules.

3.8        Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of SPI, threatened by or against or affecting SPI, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.9        Contracts.  SPI is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

3.10      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which SPI is a party or to which it or any of its assets or operations are subject.

3.11      Governmental Authorizations.  SPI is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by SPI of this Agreement and the consummation by SPI of the transactions contemplated hereby.

3.12      Compliance With Laws and Regulations.  To the best of its knowledge, SPI has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of SPI or except to the extent that noncompliance would not result in the incurrence of any material liability.

3.13      Insurance.  SPI owns no insurable properties and carries no casualty or liability insurance.

3.14      Approval of Agreement.  The board of directors of SPI (the “SPI Board”) has authorized the execution and delivery of this Agreement by SPI and has approved this Agreement and the transactions contemplated hereby.

3.15      Material Transactions of Affiliations.  Except as disclosed herein and in the SPI Schedules, there exists no material contract, agreement, or arrangement between SPI and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by SPI to own beneficially, 10% or more of the issued and outstanding common stock of SPI and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of SPI has, or has had during the last preceding full fiscal year, any known interest in any material transaction with SPI which was material to the business of SPI. SPI has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.16      Employment Matters.  SPI has no employees other than its executive officers.

3.17      SPI Schedules.  Prior to the Closing, SPI shall have delivered to APlus the following schedules, which are collectively referred to as the “SPI Schedules,” which are dated the date of this Agreement, all certified by an officer to be complete, true, and accurate:

(a)           a schedule containing complete and accurate copies of the Certificate of  Incorporation and by-laws, as amended, of SPI as in effect as of the date of this Agreement;

(b)           a schedule containing a copy of the federal income tax returns of SPI identified in Section 3.3(b); and

(c)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the SPI Schedules.

3.18      Brokers.  SPI has not entered into any contract with any person, firm or other entity that would obligate APlus or SPI to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.19      Subsidiaries.  SPI does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or other entity.

ARTICLE IV
SPECIAL COVENANTS

4.1        Retirement of Control Shares. Immediately following the Closing and as a condition therefore, the Shareholder shall deliver to APlus one or more certificates representing the 9,000,000 SPI Common Stock held by the Shareholder (the “Control Shares”) with written instructions to cancel the Control Shares and return then to authorized but unissued status.

4.2        Forward-Split.  As a condition precedent to the Closing, the Board of Directors of SPI shall authorize a forward-stock split of its Common Stock on a 3 for 1 basis (the “Forward-Split”) so that following the Forward-Split and the Closing and the other transactions contemplated herein, SPI shall have an aggregate of Seventeen Million Seventy-Five Thousand (17,075,000) shares of SPI Common stock issued and outstanding.

4.3        Actions of SPI Shareholders.  Prior to the Closing, SPI shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of SPI:

(a)           the approval of this Agreement and the transactions contemplated hereby and thereby; and

(b)           such other actions as the directors may determine are necessary or appropriate.

4.4        Actions of APlus Holders.  Prior to the Closing, APlus shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of APlus:

(a)           the approval of this Agreement and the transactions contemplated hereby and thereby; and

(b)           such other actions as the directors may determine are necessary or appropriate.

4.5        Access to Properties and Records.  SPI and APlus will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of SPI or APlus in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of SPI or APlus as the other shall from time to time reasonably request.

4.6        Delivery of Books and Records.  At the Closing, SPI shall deliver to APlus, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of SPI now in the possession or control of SPI or its representatives and agents.

4.7        Actions Prior to Closing by both Parties.

(a)           From and after the date of this Agreement until the Closing Date and except as set forth in the SPI or APlus Schedules or as permitted or contemplated by this Agreement, SPI and APlus will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)           Except as set forth herein, from and after the date of this Agreement until the Closing Date, neither SPI nor APlus will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of APlus, or in Section 3.6, in the case of SPI (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

4.8        Indemnification.

(a)           APlus hereby agrees to indemnify SPI and each of the officers, agents and directors of SPI as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b)           SPI hereby agrees to indemnify APlus and each of the officers, agents and directors of APlus as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(c) of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF SPI

The obligations of SPI under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1        Forward-Split.  Authorization of the Forward-Split set forth in Section 4.2.

5.2        Accuracy of Representations; Performance.  The representations and warranties made by APlus in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and APlus shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by APlus prior to or at the Closing. SPI may request to be furnished with a certificate, signed by a duly authorized officer of APlus and dated the Closing Date, to the foregoing effect.

5.3        Officer’s Certificates.  SPI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of APlus to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of APlus threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the APlus Schedules, by or against APlus which might result in any material adverse change in any of the assets, properties, business, or operations of APlus.

5.4        No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of APlus, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.5        Other Items.

(a)           SPI shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as SPI may reasonably request.

(b)           Complete and satisfactory due diligence review of APlus by SPI.

(c)           Approval of the Transaction by the APlus Board and the APlus Holders.

(d)           Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from APlus’s lenders, creditors, vendors and lessors.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF APlus

The obligations of APlus under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1          Accuracy of Representations; Performance.  The representations and warranties made by SPI in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and SPI shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by SPI prior to or at the Closing.  APlus shall have been furnished with a certificate, signed by a duly authorized executive officer of SPI and dated the Closing Date, to the foregoing effect.

6.2        Officer’s Certificate.  APlus shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of SPI to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of SPI threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.3        No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of SPI nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of SPI.

6.4        Good Standing.  APlus shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that SPI is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.5        Other Items.

(a)           APlus shall have received a stockholder list of SPI containing the name, address, and number of shares held by each SPI stockholder as of the date of Closing certified by an executive officer of SPI as being true, complete, and accurate by SPI transfer agent.

(b)           APlus shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as APlus may reasonably request.

(c)           Complete and satisfactory due diligence review of SPI by APlus.

(d)           Approval of the Transaction by the SPI Board and the stockholders of SPI.

(e)           There shall have been no material adverse changes in SPI, financial or otherwise.

(f)           There shall be no SPI Common Stock Equivalents outstanding as of immediately prior to the Closing.  For purposes of the foregoing, “SPI Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from SPI, or obligating SPI to issue, any shares of any class of the capital stock of SPI or any securities convertible into or exchangeable for such shares.

(g)           Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from SPI’s lenders, creditors; vendors, and lessors.

ARTICLE VII
TERMINATION

7.1        Termination.

(a)           This Agreement may be terminated by either the APlus Board or the SPI Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of APlus and SPI, respectively, in the assets, properties, business, or financial condition of APlus and SPI, which could have a materially adverse affect on the value of the business of APlus and SPI respectively, except any changes disclosed in the APlus and SPI Schedules, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by July 1, 2008; or (v) if SPI shall not have provided responses satisfactory in APlus’s reasonable judgment to APlus’s request for due diligence materials.

(b)           This Agreement may be terminated at any time prior to the Closing by action of the SPI Board if APlus shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of APlus contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to APlus. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that APlus shall bear its own costs as well as the costs incurred by SPI in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

(c)           This Agreement may be terminated at any time prior to the Closing by action of the APlus Board if SPI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of SPI contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to SPI.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that SPI shall bear its own costs as well as the costs of APlus incurred in connection with the negotiation, preparation, and execution of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1        Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada.  Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration will be conducted in New York, New York. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

8.2        Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3        Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4        Confidentiality.  SPI, on the one hand, and APlus and the APlus Holders, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential.  The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. SPI and APlus agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5        Expenses.  Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by APlus and SPI after the Closing shall be borne by the surviving entity.  After the Closing, the costs and expenses of the APlus Holders shall be borne by the APlus Holders.

8.6        Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7        Third Party Beneficiaries.  This contract is solely between SPI, APlus and the APlus Holders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8        Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9        Survival.  The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

8.10      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

SPARKING EVENTS, INC.		APLUS INTERNATIONAL LTD.

By:		By:
Name:	Adam Gordoy Borges Dos Santo	Name:	Yao-Ting Su
Title:	Chief Executive Officer	Title:	Managing Member

ADAM GORDOY BORGES DO SANTO

SCHEDULE I

Name	Percentage of APlus Interests	Number of SPI Exchange Shares
Xodtec Technology Co., Ltd.	13.125%	2,100,000
Targetek Technology Co., Ltd.	11.875%	1,900,000
UP-Tech Technology Co., Ltd.	31.250%	5,000,000
Radiant Sun Development S.A.	21.875%	3,500,000
Du-Hsin Liu	3.750%	600,000
Chin Pi K. Yeh	3.750%	600,000
Chun Ting	0.938%	150,000
Kuang-Yu Chang	0.625%	100,000
North America Chinese Financial Association Inc.	3.125%	500,000
Yao-Ting Su	9.688%	1,550,000